Exhibit 99.1

Schultze Special Purpose Acquisition Corp. Announces Closing of $130 Million
Initial Public Offering

NEW YORK, December 14, 2018 – Schultze Special Purpose Acquisition Corp. (NASDAQ: SAMAU) (the “Company”), today announced that it has completed its initial public offering of 13,000,000 units. Each unit consists of one share of common stock and one warrant, each warrant exercisable to purchase one share of common stock at a price of $11.50 per share. The units were sold at $10.00 per unit, generating gross proceeds of $130,000,000 to the Company.

The units are listed on the NASDAQ Capital Market under the symbol “SAMAU.” Once the securities comprising the units begin separate trading, the Company’s common stock and warrants are expected to be listed on the NASDAQ Capital Market under the symbols “SAMA” and “SAMAW,” respectively. The underwriters have been granted a 45-day option to purchase up to an additional 1,950,000 units offered by the Company to cover over-allotments, if any.

Schultze Special Purpose Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Although the Company’s search for a target business is not limited to a particular industry or geographic region, it intends to initially focus on identifying a prospective target business that has experienced a financial restructuring. The Company’s management team includes George J. Schultze (CEO), Gary M. Julien (EVP), Jeffrey Glick (CFO), and Scarlett Du (Secretary). The Company’s sponsor is an affiliate of Schultze Asset Management, LP, an alternative investment management firm founded in 1998 that focuses on distressed, special situation and event-driven securities.

EarlyBirdCapital, Inc. and BTIG, LLC served as joint book-runners and I-Bankers Securities, Inc. acted as co-manager on the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 10, 2018. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts

Schultze Special Purpose Acquisition Corp. (914) 701-5260

George J. Schultze, schultze@samco.net

Gary M. Julien, gjulien@samco.net

William Skolnick, Head of Investor Relations – Schultze Asset Management, wskolnick@samco.net

800 Westchester Ave, S-632

Rye Brook, N.Y. 10573

(914) 701-5260